Exhibit 99.1

NEWS RELEASE

For Release:  Immediately

Contact:   Frank H. Boykin, Chief Financial Officer (706) 624-2695

MOHAWK INDUSTRIES REPORTS Q4 RESULTS

Calhoun, Georgia, February 7, 2019 - Mohawk Industries, Inc. (NYSE: MHK) today announced 2018 fourth quarter net earnings of $229 million and diluted earnings per share (EPS) of $3.05. Adjusted net earnings were $188 million and EPS was $2.53, excluding restructuring, acquisition and other charges, a 26% decrease from last year. Net sales for the fourth quarter of 2018 were $2.45 billion, up 3% in the quarter and 5% on a constant currency basis. For the fourth quarter of 2017, net sales were $2.37 billion, net earnings were $240 million and EPS was $3.21; adjusted net earnings were $256 million, and EPS was $3.42, excluding restructuring, acquisition and other charges.
For the twelve months ending December 31, 2018, net earnings and EPS were $862 million and $11.47, respectively. Net earnings excluding restructuring, acquisition and other charges were $922 million and adjusted EPS was $12.33, a 9% decrease from the 2017 twelve-month period adjusted EPS. For the 2018 twelve-month period, net sales were $10.0 billion, an increase of 5% versus prior year as reported or 4% on a constant currency basis. For the twelve-month period ending December 31, 2017, net sales were $9.5 billion, net earnings were $972 million and EPS was $12.98; excluding restructuring, acquisition and other charges, net earnings and EPS were $1.0 billion and $13.61.
Commenting on Mohawk Industries’ fourth quarter performance, Jeffrey S. Lorberbaum, Chairman and CEO, stated, “The period was affected by significant inflation, slowing markets and LVT impacting sales of other products. Even as we executed price increases in many products, our businesses experienced greater pressures on pricing and mix. In the quarter, inflation continued to be a headwind across most of our categories, as higher cost materials flowed through our results. During the period, we decreased our manufacturing production to adapt to market demand. Our start-up costs for the quarter were higher than we projected, with LVT production improving slower than anticipated. Our new countertop and sheet vinyl plants initiated manufacturing, along with our Polish ceramic tile expansion.

“After five consecutive years of record earnings, 2018 proved more difficult than we anticipated with inflation increasing dramatically, luxury vinyl tile impacting other U.S. flooring products and most of our markets slowing. In this environment, we selectively invested approximately $1.5 billion to enhance our long-term performance, primarily in new product categories and geographies with green field projects and acquisitions, cost saving initiatives and buying back shares. We are managing through current conditions while enhancing the longer-term value of our business. To accomplish this, in 2018, we acquired leading flooring companies in Australia, New Zealand and Brazil and in Europe acquired two flooring distributors and a specialized mezzanine company. We entered the European porcelain slabs and carpet tile markets, expanded our higher end ceramic in Eastern Europe and initiated sheet vinyl production in Russia and quartz countertop manufacturing in the U.S. Much of the benefit from these capital investments will be realized in 2020 and beyond as we achieve higher volume, mix and productivity. In the period, we purchased approximately $274 million of Mohawk stock, reducing our share count by 2.3 million or the equivalent of 3% of outstanding shares.
“For the quarter, our Global Ceramic Segment sales increased 4.5% as reported and 7% on a constant currency basis. The segment’s operating margin was approximately 9% as reported or 10% excluding other charges, declining year over year due to inflation, price and mix pressures and lower production partially offset by increasing productivity. In North America, our ceramic business increased sequentially but remained challenged due to import pressures and transportation expenses. To improve our margins, we have increased prices on our products to recover inflation and higher freight costs. Our new quartz countertop plant is manufacturing basic products as we ramp up production and optimize our processes and formulations. Across North America, we are taking many actions to lower our costs, including consolidating regional service centers and reducing headcount.
“In Mexico, our new production lines in Salamanca are operating well, and we are focused on improving our mix and margins. We have announced price increases in Mexico to cover inflation and shipping costs. In November, we finalized the purchase of Eliane in Brazil. Eliane is an industry leader, with the best brand and a premium position in one of the world’s largest ceramic markets. We have ordered the first phase of new equipment to enhance Eliane’s operations and margins following the strategy we used to dramatically improve Marazzi’s profitability. In Europe, conditions softened as we went through the period, with the Italian economy deteriorating the most due to the political uncertainty.

Given these conditions, we experienced greater pressure on margins as competition increased. We reduced production rates in the fourth quarter and are continuing to do so in the first period. With the expansion of our European ceramic footprint, we are increasing the specialization of our plants in Italy, Spain, Poland and Bulgaria to improve our competitive advantages. In Russia, our sales and profitability increased substantially, although the weaker ruble significantly reduced our translated results. To enable us to grow in Russia, we have installed two new production lines in 2018, and we will commence production of premium sanitary ware in 2019.
“During the quarter, our Flooring North America Segment’s sales decreased 3%. The segment’s operating margin was 8% as reported and 9% on an adjusted basis, impacted by inflation, lower than expected volume, productivity and higher start-up costs. In November, we announced Paul de Cock’s appointment as President of the Flooring North America Segment to enhance our results. He has changed the management structure to improve our marketing, operations and innovation of each flooring product. Our sales slowed as we went through the period due to softer home sales and inventory reductions by customers in some channels. During the period, we initiated further price increases to recover higher material and freight costs. Carpet was impacted by hard surface alternatives and the high cost of materials. In our premium SmartStrand collections, we introduced our new ColorMax technology and expanded our patented Air.O unified soft flooring offering. We have reinvigorated the premium laminate category through the new investments we made to produce visuals that exceed real wood with previously unachievable durability and water resistance. LVT sales grew substantially during the period as we implemented our sourcing and manufacturing strategy. We are offering a premium Pergo LVT collection which, before introduction, has greater consumer brand recognition than any other LVT product in the market. Although we anticipated even more improvement, the output of our new LVT production has increased about 20% over the prior period. Long term, we are confident that our investment in this technology will provide us with competitive advantages when it is operating at expected levels.
“For the quarter, our Flooring Rest of the World Segment’s sales increased 12% as reported and 16% on a constant currency basis. The segment’s operating margin was 12% as reported and 13% on an adjusted basis, due to volume growth and productivity offset by the impact of price and mix, start-up costs and FX. As we progressed through the period, we experienced softening market conditions in both Europe and Australia. LVT sales continued their strong growth, and we significantly outperformed the laminate market with our premium collections. We have initiated laminate price increases to recover rising costs and currency changes. Our investments to expand laminate production in Europe and Russia have increased our market share by delivering differentiated visuals and water proof features. Our LVT sales continue to grow dramatically as our production rates increase. Some of our LVT introductions were postponed until later this period as we overcame technical problems that increased our costs during the fourth quarter. We have seen about 15% production improvements in LVT over the last quarter as our processes have been refined and we anticipate continued improvement in the year ahead. In Europe, we are gaining share in sheet vinyl and our new sheet vinyl plant in Russia has commenced production. Our Russian sheet vinyl facility is operating as planned and is producing goods to satisfy commitments to major customers. Our European carpet tile plant continues to progress as we broaden our product offering and customer base.
“We have integrated Godfrey Hirst into the Mohawk structure. Presently, the Australian housing market is slowing, and we are adapting to the changing conditions. We are investing in new assets to expand Godfrey Hirst’s commercial carpet and leveraging Mohawk’s resources to enhance product and material strategies. “The volume and profitability of our insulation business is improving significantly. Our polyurethane insulation is taking share from other products as it did prior to prices rising from material constraints. Our board sales and margins for the year were the highest in a decade. The investments we have made in our board business have improved our offering and productivity. We are expanding the mezzanine flooring business we acquired last year as we leverage our existing manufacturing and sales organization.
“As we enter 2019, many macroeconomic conditions around the world could impact our results. Economies have been slowing in most of our markets, oil volatility is making our costs unpredictable and housing markets in many regions are under pressure. Though our outlook is cautious because of these issues, we expect our results to improve through the year. In the first quarter, we are reducing production rates due to the softer environment we see in most of our markets. Higher priced materials will flow through before we realize the benefits from recent changes. The U.S. dollar strengthened relative to last year and will have a significant negative impact on the period. We continue to introduce innovative new collections, implement price increases and improve manufacturing processes. Taking all of this into account, our EPS guidance for the first quarter of 2019 is $2.02 to $2.12, excluding any one-time charges.

“Our major product and geographic expansions are at varying stages of ramping up. As we progress through this year, these investments will increase our sales and margins, price increases will benefit our results, start-up costs will decline, and production levels will increase. We will begin to realize the potential of these projects in 2020 as volume and efficiencies increase. Today, the business is stronger with substantial resources, a broader product portfolio and a more diverse geographic footprint. We have a strong balance sheet, extensive liquidity and historically low debt leverage. In the short-term, we are taking the appropriate steps to manage through market uncertainties, and we are confident our investments and acquisitions will significantly enhance our long-term business.”

ABOUT MOHAWK INDUSTRIES
Mohawk Industries is the leading global flooring manufacturer that creates products to enhance residential and commercial spaces around the world. Mohawk’s vertically integrated manufacturing and distribution processes provide competitive advantages in the production of carpet, rugs, ceramic tile, laminate, wood, stone and vinyl flooring. Our industry leading innovation has yielded products and technologies that differentiate our brands in the marketplace and satisfy all remodeling and new construction requirements. Our brands are among the most recognized in the industry and include American Olean, Daltile, Durkan, Eliane, Feltex, Godfrey Hirst, IVC, Karastan, Marazzi, Mohawk, Mohawk Group, Pergo, Quick-Step and Unilin. During the past decade, Mohawk has transformed its business from an American carpet manufacturer into the world’s largest flooring company with operations in Australia, Brazil, Canada, Europe, India, Malaysia, Mexico, New Zealand, Russia and the United States.

Certain of the statements in the immediately preceding paragraphs, particularly anticipating future performance, business prospects, growth and operating strategies and similar matters and those that include the words “could,” “should,” “believes,” “anticipates,” “expects,” and “estimates,” or similar expressions constitute “forward-looking statements.” For those statements, Mohawk claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. There can be no assurance that the forward-looking statements will be accurate because they are based on many assumptions, which involve risks and uncertainties. The following important factors could cause future results to differ: changes in economic or industry conditions; competition; inflation and deflation in raw material prices and other input costs; inflation and deflation in consumer markets; energy costs and supply; timing and level of capital expenditures; timing and implementation of price increases for the Company’s products; impairment charges; integration of acquisitions; international operations; introduction of new products; rationalization of operations; taxes and tax reform, product and other claims; litigation; and other risks identified in Mohawk’s SEC reports and public announcements.

Conference call Friday, February 8, 2019, at 11:00 AM Eastern Time
The telephone number is 1-800-603-9255 for US/Canada and 1-706-634-2294 for International/Local. Conference ID # 8594256. A replay will be available until March 8, 2019, by dialing 1-855-859-2056 for US/local calls and 1-404-537-3406 for International/Local calls and entering Conference ID # 8594256.

MOHAWK INDUSTRIES, INC. AND SUBSIDIARIES
(Unaudited)
Condensed Consolidated Statement of Operations Data	Three Months Ended		Twelve Months Ended
(Amounts in thousands, except per share data)	December 31, 2018	December 31, 2017	December 31, 2018	December 31, 2017

Net sales	$2,448,618	2,369,097	9,983,634	9,491,290
Cost of sales	1,802,228	1,615,473	7,145,564	6,494,876
Gross profit	646,390	753,624	2,838,070	2,996,414
Selling, general and administrative expenses	433,014	410,158	1,742,744	1,642,241
Operating income	213,376	343,466	1,095,326	1,354,173
Interest expense	14,411	7,257	38,827	31,111
Other expense, net	504	3,750	7,298	5,205
Earnings before income taxes	198,461	332,459	1,049,201	1,317,857
Income tax expense	(31,582)	91,593	184,346	343,165
Net earnings including noncontrolling interest	230,043	240,866	864,855	974,692
Net income attributable to noncontrolling interest	704	488	3,151	3,054
Net earnings attributable to Mohawk Industries, Inc.	$229,339	240,378	861,704	971,638

Basic earnings per share attributable to Mohawk Industries, Inc.
Basic earnings per share attributable to Mohawk Industries, Inc.	$3.07	3.23	11.53	13.07
Weighted-average common shares outstanding - basic	73,856	74,414	74,413	74,357

Diluted earnings per share attributable to Mohawk Industries, Inc.
Diluted earnings per share attributable to Mohawk Industries, Inc.	$3.05	3.21	11.47	12.98
Weighted-average common shares outstanding - diluted	74,183	74,915	74,773	74,839

Other Financial Information
(Amounts in thousands)
Depreciation and amortization	$139,092	118,372	521,765	446,672
Capital expenditures	$151,161	251,368	794,110	905,998

Condensed Consolidated Balance Sheet Data
(Amounts in thousands)
	December 31, 2018	December 31, 2017
ASSETS
Current assets:
Cash and cash equivalents	$119,050	84,884
Receivables, net	1,606,159	1,558,159
Inventories	2,287,615	1,948,663
Prepaid expenses and other current assets	496,472	481,261
Total current assets	4,509,296	4,072,967
Property, plant and equipment, net	4,699,902	4,270,790
Goodwill	2,520,966	2,471,459
Intangible assets, net	961,810	891,767
Deferred income taxes and other non-current assets	407,149	387,870
Total assets	$13,099,123	12,094,853
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current portion of long-term debt and commercial paper	$1,742,373	1,203,683
Accounts payable and accrued expenses	1,523,866	1,451,672
Total current liabilities	3,266,239	2,655,355
Long-term debt, less current portion	1,515,601	1,559,895
Deferred income taxes and other long-term liabilities	877,224	783,131
Total liabilities	5,659,064	4,998,381
Redeemable noncontrolling interest	—	29,463
Total stockholders' equity	7,440,059	7,067,009
Total liabilities and stockholders' equity	$13,099,123	12,094,853

Segment Information	Three Months Ended		As of or for the Twelve Months Ended
(Amounts in thousands)	December 31, 2018	December 31, 2017	December 31, 2018	December 31, 2017

Net sales:
Global Ceramic	$861,238	824,062	3,552,856	3,405,100
Flooring NA	973,680	999,290	4,029,148	4,010,858
Flooring ROW	613,700	545,865	2,401,630	2,075,452
Intersegment sales	—	(120)	—	(120)
Consolidated net sales	$2,448,618	2,369,097	9,983,634	9,491,290

Operating income (loss):
Global Ceramic	$76,005	113,440	442,898	525,401
Flooring NA	79,158	157,219	347,937	540,337
Flooring ROW	72,467	83,865	345,801	329,054
Corporate and intersegment eliminations	(14,254)	(11,058)	(41,310)	(40,619)
Consolidated operating income	$213,376	343,466	1,095,326	1,354,173

Assets:
Global Ceramic			$5,194,030	4,838,310
Flooring NA			3,938,639	3,702,137
Flooring ROW			3,666,617	3,245,424
Corporate and intersegment eliminations			299,837	308,982
Consolidated assets			$13,099,123	12,094,853

Reconciliation of Net Earnings Attributable to Mohawk Industries, Inc. to Adjusted Net Earnings Attributable to Mohawk Industries, Inc. and Adjusted Diluted Earnings Per Share Attributable to Mohawk Industries, Inc.
(Amounts in thousands, except per share data)
	Three Months Ended		Twelve Months Ended
	December 31, 2018	December 31, 2017	December 31, 2018	December 31, 2017
Net earnings attributable to Mohawk Industries, Inc.	$229,339	240,378	861,704	971,638
Adjusting items:
Restructuring, acquisition and integration-related and other costs	20,412	15,435	78,449	49,144
Acquisitions purchase accounting, including inventory step-up	6,721	—	15,359	13,314
Acquisition interest expense	4,322	—	4,322	—
Release of indemnification asset	2,857	4,459	4,606	4,459
Income taxes - reversal of uncertain tax position	(2,857)	(4,459)	(4,606)	(4,459)
Income tax reform, net	—	810	—	810
Income taxes (1)	(73,282)	(624)	(37,817)	(16,260)
Adjusted net earnings attributable to Mohawk Industries, Inc.	$187,512	255,999	922,017	1,018,646

Adjusted diluted earnings per share attributable to Mohawk Industries, Inc.	$2.53	3.42	12.33	13.61
Weighted-average common shares outstanding - diluted	74,183	74,915	74,773	74,839
(1)  Includes a benefit of $13,590 for full year 2018 to finalize the provisional 2017 Transition Tax.

Reconciliation of Total Debt to Net Debt
(Amounts in thousands)
December 31, 2018
Current portion of long-term debt and commercial paper	$1,742,373
Long-term debt, less current portion	1,515,601
Less: Cash and cash equivalents	119,050
Net Debt	$3,138,924

Reconciliation of Operating Income to Adjusted EBITDA
(Amounts in thousands)					Trailing Twelve
	Three Months Ended				Months Ended
	March 31, 2018	June 30, 2018	September 29, 2018	December 31, 2018	December 31, 2018
Operating income	$268,399	326,307	287,244	213,376	1,095,326
Other (expense) income	(3,998)	(2,090)	(706)	(504)	(7,298)
Net (income) loss attributable to noncontrolling interest	(475)	(959)	(1,013)	(704)	(3,151)
Depreciation and amortization	122,654	127,048	132,972	139,092	521,765
EBITDA	386,580	450,306	418,497	351,260	1,606,642
Restructuring, acquisition and integration-related and other costs	22,104	16,042	19,890	20,412	78,449
Acquisitions purchase accounting, including inventory step-up	1,354	194	7,090	6,721	15,359
Release of indemnification asset	1,749	—	—	2,857	4,606
Adjusted EBITDA	$411,787	466,542	445,477	381,250	1,705,056

Net Debt to Adjusted EBITDA					1.8

Reconciliation of Net Sales to Net Sales on a Constant Exchange Rate Excluding Acquisition Volume
(Amounts in thousands)
	Three Months Ended		Twelve Months Ended
	December 31, 2018	December 31, 2017	December 31, 2018	December 31, 2017
Net sales	$2,448,618	2,369,097	9,983,634	9,491,290
Adjustment to net sales on a constant exchange rate	38,485	—	(85,273)	—
Net sales on a constant exchange rate	2,487,103	2,369,097	9,898,361	9,491,290
Less: impact of acquisition volume	(106,906)	—	(228,585)	—
Net sales on a constant exchange rate excluding acquisition volume	$2,380,197	2,369,097	9,669,776	9,491,290

Reconciliation of Segment Net Sales to Segment Net Sales on a Constant Exchange Rate Excluding Acquisition Volume
(Amounts in thousands)
	Three Months Ended
Global Ceramic	December 31, 2018	December 31, 2017
Net sales	$861,238	824,062
Adjustment to segment net sales on a constant exchange rate	17,359	—
Segment net sales on a constant exchange rate	878,597	824,062
Less: impact of acquisition volume	(35,064)	—
Segment net sales on a constant exchange rate excluding acquisition volume	$843,533	824,062

Reconciliation of Segment Net Sales to Segment Net Sales on a Constant Exchange Rate Excluding Acquisition Volume
(Amounts in thousands)
	Three Months Ended
Flooring ROW	December 31, 2018	December 31, 2017
Net sales	$613,700	545,865
Adjustment to segment net sales on a constant exchange rate	21,126	—
Segment net sales on a constant exchange rate	634,826	545,865
Less: impact of acquisition volume	(71,842)	—
Segment net sales on a constant exchange rate excluding acquisition volume	$562,984	545,865

Reconciliation of Gross Profit to Adjusted Gross Profit
(Amounts in thousands)
	Three Months Ended
	December 31, 2018	December 31, 2017
Gross Profit	$646,390	753,624
Adjustments to gross profit:
Restructuring, acquisition and integration-related and other costs	10,345	11,339
Acquisitions purchase accounting, including inventory step-up	6,721	—
Adjusted gross profit	$663,456	764,963

Reconciliation of Selling, General and Administrative Expenses to Adjusted Selling, General and Administrative Expenses
(Amounts in thousands)
	Three Months Ended
	December 31, 2018	December 31, 2017
Selling, general and administrative expenses	$433,014	410,158
Adjustments to selling, general and administrative expenses:
Restructuring, acquisition and integration-related and other costs	(10,268)	(3,892)
Adjusted selling, general and administrative expenses	$422,746	406,266

Reconciliation of Operating Income to Adjusted Operating Income
(Amounts in thousands)
	Three Months Ended
	December 31, 2018	December 31, 2017
Operating income	$213,376	343,466
Adjustments to operating income:
Restructuring, acquisition and integration-related and other costs	20,613	15,231
Acquisitions purchase accounting, including inventory step-up	6,721	—
Adjusted operating income	$240,710	358,697

Reconciliation of Segment Operating Income to Adjusted Segment Operating Income
(Amounts in thousands)
	Three Months Ended
Global Ceramic	December 31, 2018	December 31, 2017
Operating income	$76,005	113,440
Adjustments to segment operating income:
Restructuring, acquisition and integration-related and other costs	4,162	1,834
Acquisitions purchase accounting, including inventory step-up	6,721	—
Adjusted segment operating income	$86,888	115,274

Reconciliation of Segment Operating Income to Adjusted Segment Operating Income
(Amounts in thousands)
	Three Months Ended
Flooring NA	December 31, 2018	December 31, 2017
Operating income	$79,158	157,219
Adjustments to segment operating income:
Restructuring, acquisition and integration-related and other costs	7,159	9,776
Adjusted segment operating income	$86,317	166,995

Reconciliation of Segment Operating Income to Adjusted Segment Operating Income
(Amounts in thousands)
	Three Months Ended
Flooring ROW	December 31, 2018	December 31, 2017
Operating income	$72,467	83,865
Adjustments to segment operating income:
Restructuring, acquisition and integration-related and other costs	5,949	2,266
Adjusted segment operating income	$78,416	86,131

Reconciliation of Segment Operating Loss to Adjusted Segment Operating Loss
(Amounts in thousands)
	Three Months Ended
Corporate and intersegment eliminations	December 31, 2018	December 31, 2017
Operating loss	$(14,254)	(11,058)
Adjustments to segment operating loss:
Restructuring, acquisition and integration-related and other costs	3,343	1,355
Adjusted segment operating loss	$(10,911)	(9,703)

Reconciliation of Earnings Including Noncontrolling Interests Before Income Taxes to Adjusted Earnings Including Noncontrolling Interests Before Income Taxes
(Amounts in thousands)
	Three Months Ended
	December 31, 2018	December 31, 2017
Earnings before income taxes	$198,461	332,459
Noncontrolling interests	(704)	(488)
Adjustments to earnings including noncontrolling interests before income taxes:
Restructuring, acquisition and integration-related & other costs	20,412	15,435
Acquisitions purchase accounting, including inventory step-up	6,721	—
Acquisition interest expense	4,322	—
Release of indemnification asset	2,857	4,459
Adjusted earnings including noncontrolling interests before income taxes	$232,069	351,865

Reconciliation of Income Tax Expense to Adjusted Income Tax Expense
(Amounts in thousands)
	Three Months Ended
	December 31, 2018	December 31, 2017
Income tax expense	$(31,582)	91,593
Income taxes - reversal of uncertain tax position	2,857	4,459
Income tax reform, net	—	(810)
Income tax effect of adjusting items	73,282	624
Adjusted income tax expense	$44,557	95,866

Adjusted income tax rate	19.2%	27.2%

The Company supplements its condensed consolidated financial statements, which are prepared and presented in accordance with US GAAP, with certain non-GAAP financial measures. As required by the Securities and Exchange Commission rules, the tables above present a reconciliation of the Company’s non-GAAP financial measures to the most directly comparable US GAAP measure. Each of the non-GAAP measures set forth above should be considered in addition to the comparable US GAAP measure, and may not be comparable to similarly titled measures reported by other companies.  The Company believes these non-GAAP measures, when reconciled to the corresponding US GAAP measure, help its investors as follows: Non-GAAP revenue measures that assist in identifying growth trends and in comparisons of revenue with prior and future periods and non-GAAP profitability measures that assist in understanding the long-term profitability trends of the Company's business and in comparisons of its profits with prior and future periods.
The Company excludes certain items from its non-GAAP revenue measures because these items can vary dramatically between periods and can obscure underlying business trends. Items excluded from the Company’s non-GAAP revenue measures include: foreign currency transactions and translation and the impact of acquisitions.
The Company excludes certain items from its non-GAAP profitability measures because these items may not be indicative of, or are unrelated to, the Company’s core operating performance. Items excluded from the Company’s non-GAAP profitability measures include: restructuring, acquisition and integration-related and other costs, acquisition purchase accounting, including inventory step-up, release of indemnification assets and the reversal of uncertain tax positions.